Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE CERTIFICATE OF DESIGNATION,

PREFERENCES, AND RIGHTS OF THE

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

of

ENTERPRISE FINANCIAL SERVICES CORP

The undersigned, on behalf of Enterprise Financial Services Corp, a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the Corporation’s Board of Directors (the “Board”), in accordance with Section 141 of the General Corporation Law and the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), adopted resolutions by unanimous written consent eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A. These composite resolutions eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Fixed Rate Cumulative Perpetual Preferred Stock, Series A are as follows:

WHEREAS, the Board, at a meeting of its members held on December 17, 2008, adopted a resolution providing for the designation, preferences and relative, participating and optional or other rights, and qualifications, limitations or restrictions thereof, of thirty-five thousand (35,000) shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share (the “Series A Cumulative Preferred Stock”) (such certificate of designation, the “Series A Cumulative Preferred Certificate”);

WHEREAS, no shares of Series A Cumulative Preferred Stock currently remain outstanding and no such shares of Series A Cumulative Preferred Stock shall be issued in the future; and

WHEREAS, the Board deems it to be advisable and in the best interests of the Corporation and its stockholders to withdrawal the Series A Cumulative Preferred Certificate and return all of the shares of preferred stock of the Corporation (“Preferred Stock”) previously designated as Series A Cumulative Preferred Stock to authorized Preferred Stock available for issuance in accordance with the Corporation’s Certificate of Incorporation and Bylaws pursuant to a Certificate of Elimination of the Certificate of Designation, Preferences and Rights of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to be filed with the Secretary of State for the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby withdraws the Series A Cumulative Preferred Stock and returns all previously designated shares of Series A Cumulative Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board, and that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Certificate of Designation, Preferences and Rights of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Certificate of Elimination”), as such Authorized Officer shall deem necessary or advisable to carry out the purposes of this resolution; and

RESOLVED FURTHER, that when such Certificate of Elimination becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation all matters set forth in the Series A Cumulative Preferred Certificate with respect to the Series A Cumulative Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Elimination of Certificate of Designation, Preferences, and Rights of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Enterprise Financial Services Corp has been executed by a duly authorized officer of the Corporation on this 9th day of November, 2021.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ Keene S. Turner
Name: Keene S. Turner
Title: Executive Vice President and Chief Financial Officer